Exhibit 10.1

EXALT SOLUTIONS, INC.

APPLICATION SERVICE PROVIDER AGREEMENT

THIS AGREEMENT is by and between eXalt Solutions, Inc., a Massachusetts corporation, with offices at 98 Kinnaird St., Suite B, Cambridge, MA 02139 (“eXalt”) and the following Customer:

Customer:	Source Atlantic Inc., as incorporated in STATE OR COMMONWEALTH OF Delaware

Customer Address:	55 Accord Park Dr

Rockland, Ma

Attention: Chris Sanborn Tel: 781-871-8500 Facsimile: 781-871-1059 E-mail: c.Sanborn@sourceatlantic.com

eXalt agrees to provide to Customer application services and hosting services, including server networking and hardware, for the modules of proprietary software set forth on Schedule A , subject to the attached Terms and Conditions of this Agreement:

Executed under seal as of 16 May 2003 (the “Effective Date”).

EXALT SOLUTIONS, INC.		CUSTOMER:
Source Atlantic Inc

By:	/s/	By:	/s/

Name:	Leslie Swanson	Name:	Chris Sanborn

Title:	President	Title:	Vice President Operations

MASTER TERMS AND CONDITIONS

ARTICLE I – DEFINITIONS.

1.1	“Application Service Provided Content” shall mean the Customer Content as augmented by the eXalt Matter, generated through the use of the Software.

1.2	“Application Services” shall mean the Application Services described on Schedule A, as such Schedule A may be amended from time to time upon the mutual written agreement of the parties hereto, and the Application Service Provided Content. Customer may elect additional Application Services during the Term through the parties’ execution of an additional or amended Schedule A.

1.3	“Authorized Syndication” shall mean the downloading or exporting of “Machine Readable Content for Syndication” from the eXalt repository, using the Syndication Module, by licensed users authorized by Customer. Such Authorized Syndication users shall be subject to a license agreement consistent with the terms attached hereto as Exhibit 1 to Schedule H. Authorized Syndication is not meant to include the downloading or exporting of any incidental excerpts which occur through the normal permitted use of the Bill of Materials and/or Catalogue Modules.

1.4	“Brand Features” shall mean the trademarks, service marks, logos and other distinctive brand features of eXalt or Customer, as applicable.

1.5	“Customer Content” shall mean, collectively all text, data, images, sounds, photographs, illustrations, graphics, programs, code and other materials, that are purchased or otherwise owned by Customer or that are developed by Customer or on behalf of Customer by any third party other than eXalt, whether prior to or during the term of the Agreement and (a) that are (i) provided by Customer to eXalt in accordance with the terms of Schedule H, as the same may be amended from time to time, or (ii) collected by eXalt in connection with the Application Services, and (b) reside in the eXalt repository.

1.6	“Error” means any error, problem, or defect resulting from an incorrect functioning of Application Services, if such an error, problem, or defect causes the Application Services to materially fail to meet their applicable specifications as provided in this Agreement.

1.7	“eXalt Matter” shall mean, collectively, all materials, domain name(s) and similar information, data and materials collected and/or owned by eXalt, which is accessible or available through the Application Services, including without limitation rules, relationships and indices pertaining to, and augmentation of, Customer Content, but not including the underlying Customer Content.

1.8	“Intellectual Property Rights” shall mean all rights in and to trade secrets, patents, copyrights, trademarks, know-how, and similar rights of any type under the laws of any governmental authority, domestic or foreign, including rights in and to all applications and registrations relating to any of the foregoing.

1.9	“Machine Readable Content” means the Customer Content, or any portion thereof, in machine readable format.

1.10	“Software” shall mean the software/code underlying the Application Services, including any eXalt technology or technology licensed by eXalt from third parties used to develop, operate, maintain and enhance such Software, including content presentation technology, tools, security technology, authorization scripts, and technology containing any of the foregoing.

ARTICLE II –EXALT OBLIGATIONS.

2.1	Content: eXalt shall customize the Customer Content, which when used in conjunction with the Software and the eXalt Matter, shall produce the Application Service Provided Content, pursuant to the specifications and/or other requirements attached hereto as Schedule C.

2.2	Project Manager: eXalt and Customer shall each select one (1)-program manager who will be responsible for directing and overseeing all activities regarding this Agreement and for transmitting and receiving all communications regarding this Agreement on behalf of its respective party. Each party may change its designated program manager at any time effective upon providing written notice to the other party.

2.3	“Go Live” Procedures eXalt shall make available the ability for Customer to view and review the Application Services prior to going live with the Customer’s site. During such review period, Customer and eXalt will determine mutually acceptable performance levels for the Application Services in accordance with the criteria set forth in Schedule D. Within fourteen (14) days after making the ability to view the Application Services available, Customer may provide eXalt with a written list of desired reasonable modifications to the viewer experience, in accordance with the established criteria. eXalt will use commercially reasonable efforts to make the requested modifications and shall make the modified site available to the Customer within a commercially reasonable period of time given the number and complexity of the modifications.

2.4	Software and Hosting Services: eXalt will provide access to the Application Services via the Internet to Customer and Authorized Syndications. eXalt may elect to host the Software or, alternatively, subcontract for such services with third party application hosting providers (“third party provider”) in its discretion. In the event that eXalt subcontracts with a third party application hosting provider, such provider’s terms and conditions of service are attached as Schedule E. Customer acknowledges that it has read such terms and conditions of service and agrees to be bound thereby, to the extent that such terms and conditions are applicable to Customer. In the event that eXalt elects to change its third party provider, eXalt shall use commercially reasonable efforts to find a third party provider that shall continue to provide comparable services and shall notify Customer of such third party provider’s terms and conditions. Customer shall review and to the extent reasonable, agree to be bound to any new or additional terms. eXalt shall use commercially reasonable efforts to provide up-to-date virus scanning software, to safeguard passwords, to use and maintain firewalls, and to maintain the Application Services in a secure environment. Subject to the performance level criteria described in Schedule D, eXalt does not warrant that any hosting service or the server that makes it available are free of viruses or other harmful components or that Customer, end users and other third parties will have uninterrupted access to such server. Whether or not eXalt provides such services directly, eXalt and its third party providers do not and cannot control the flow of data to or from servers to other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third party providers. At times, actions or inactions caused by these third party providers can produce situations in which availability of hosting services may be impaired or disrupted. In addition, Customer agrees that neither eXalt nor its suppliers shall, under any circumstances, be held responsible or liable for situations where the data stored or communicated through the Application Services are accessed by third parties through illegal or illicit means including situations where such data is accessed through the exploitation of security gaps, weaknesses or flaws which may exist. Although eXalt will not systematically monitor content which is submitted by third parties to, stored on or distributed via any hosting service, eXalt reserves the right, in its reasonable discretion, to edit or delete any information or other content regardless of whether use of such material is otherwise permitted under applicable law or this Agreement. eXalt disclaims any and all liability resulting from or related to such events described in this Section 2.4. In the event of service outages at the Credit Threshold level determined in accordance with Schedule D, eXalt shall appropriately credit Customer’s account as more fully set forth in Schedule D. Such credits shall be Customer’s exclusive remedy with respect to outages. THIS SECTION 2.4 STATES EXALT’S AND ITS SUPPLIERS’ ENTIRE LIABILITY AND CUSTOMER’S EXCLUSIVE REMEDY FOR SERVICE OUTAGES.

2.5	Maintenance and Support. In addition to the license granted by eXalt to Customer pursuant to Section 3.2 of this Agreement, eXalt will provide maintenance and support services for the Application Services in accordance with Schedule F and this Section 2.5. When Customer suspects an Error in the Application Services, it shall submit a listing of output and such data as required to reproduce operating conditions similar to those present when the suspected Error occurred. eXalt will use commercially reasonable efforts to address any Application Services Errors resulting from and replicated in the Application Services during the term of this Agreement. If the corrections are necessary due to Customer Content, Third-party Content (as defined in 5.2) or as a result of a Customer’s requested changes in the operating environment, then upon Customer’s request, eXalt may provide corrections at eXalt’s then prevailing rates.

2.6	Software Enhancements. eXalt shall perform the Software enhancements for Customer as described in Exhibit I, Software Enhancements, Scope of Service. Changes to the Scope of Services may only be made in writing executed by both parties.

2.7	Custom Modifications. Any custom modifications to the Software which Customer may request are beyond the scope of this Agreement and shall be subject to eXalt’s standard terms and conditions then in effect and a separate written agreement between the parties.

ARTICLE III – LICENSE; OWNERSHIP

3.1	Use of Application Services. The access to and use of the Application Services by the Customer shall be subject to this Agreement, and to privacy policies, which privacy policies may be amended by eXalt, from time to time, in eXalt’s sole and reasonable discretion. The privacy policy of eXalt shall be comparable to policies of similar types of companies providing similar services and as such shall not unreasonably restrict the use of the Application Services. In the event of amendment of any such privacy policies, eXalt will use commercially reasonable efforts to notify Customer in advance of such modifications or, if not commercially reasonable, notify Customer promptly following such modifications.

3.2	Grant of License by eXalt. Subject to the terms herein, eXalt hereby grants Customer for the term of this Agreement, a non-exclusive, non-transferable license to (i) use the Application Services, via the Internet, to produce, cache, display and transmit the Application Service Provided Content, (ii) use and modify the Machine Readable Content, for the purpose of updating the data repository, and (iii) copy, download, and export any incidental excerpts of the Application Service Provided Content which occur through the normal permitted use of the Customer Content, such as print, CD ROM or Website development. Except as specifically stated within this section 3.2, or as required in the event of a release of the source code and related materials, for the limited purpose of Customer’s internal support from escrow under Section 3.5 of this Agreement to Customer, Customer may not modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Application Services or Software or any other work found at, aggregated at, contained on, distributed through, linked to or from, downloaded to or from or in any other manner accessed from the Application Services; copy (including copying onto a bulletin board or similar system) the Application Services, Software or eXalt Matter; rent, lease, grant a security interest in, or otherwise transfer rights to the Application Services, Software or eXalt Matter or remove any proprietary notices or labels from the Application Services, Software or eXalt Matter. The parties acknowledge and agree that the Software Enhancements to the Planning and Budgeting Modules that eXalt shall provide pursuant to Section 2.6 shall be licensed in accordance with the license to Customer for the Application Services. eXalt further agrees that the Software Enhancements created solely for the Planning and Budgeting Modules shall not be licensed by eXalt to any hospitals, or to any architects, general contractors or group purchasing organizations that derive the majority of their revenue from the capital equipment planning, procurement, forecasting, cost estimation, design and development as it applies to purchases of capital equipment by hospitals (“Competing Entities”) for a period of time equal to the shorter of three years from the Effective Date of this Agreement or the termination of this Agreement pursuant to Article X. The foregoing exclusion shall not prevent eXalt from (i) licensing to such Competing Entities the Software or providing similar Application Services to such Competing Entities, so long as the Software Enhancements are not included; (ii) from marketing and selling subscription agreements to any Competing Entity or (iii) from licensing the Software Enhancements to distributors.

3.3	Grant of License by Customer. Subject to the terms and conditions of this Agreement, Customer hereby grants to eXalt: (i) a non-transferable (except as provided herein), non-exclusive, worldwide, royalty-free license to use and modify the Customer Content solely in connection with the provision of the Application Services and any necessary activities related thereto, and to sublicense the Customer Content as part of the Application Service Provided Content; and (ii) for the term of this Agreement, a non-transferable (except as provided herein) non-exclusive, worldwide, royalty-free license to use, reproduce and display the Customer Brand Features in connection with the provision of the Application Services; provided, however, that all such use, reproduction and/or display of Customer Brand Features are in accordance with reasonable trademark guidelines and restrictions specified by Customer. Exalt will immediately discontinue use of Customer’s Brand Features upon: any expiration of termination of the Agreement.

3.4	Syndication. During the Term of this Agreement, eXalt shall have the non-exclusive right to publish or distribute and the exclusive right to syndicate Customer Content through the Internet, and Customer shall not permit any other person to so syndicate such Customer Content, on the Internet. Customer shall not itself distribute the Machine Readable Content nor grant to any other entity the right to distribute the Machine Readable Content eXalt has the exclusive right to distribute the Machine Readable Content. Customer acknowledges that eXalt cannot be adequately compensated in damages for any breach of this paragraph and that in the case of any such breach or threatened breach, eXalt shall be entitled to injunctive or other equitable relief.

3.5	Ownership by eXalt. Customer acknowledges and agrees that: (i) as between Customer and eXalt, eXalt owns all right, title and interest in the Application Services, Application Service Provided Content (except for any Customer Content that is incorporated therein), the eXalt Matter, Software, the eXalt Brand Features, the Software Enhancements (if any in Section 2.6), all derivatives, enhancements and improvements thereof, and all Intellectual Property Rights therein; (ii) nothing in this Agreement shall confer in Customer any right of ownership in the Application Services, Application Service Provided Content (except for any Customer Content that is incorporated therein), the eXalt Matter, Software or the eXalt Brand Features, other than the limited licenses set forth in Section 3.2 above; and (iii) Customer shall not now or in the future contest the validity of the eXalt Brand Features. No licenses are granted by eXalt except for those expressly set forth in this Agreement. eXalt, and its successors and assigns shall have the right to obtain and hold in its own name all patents, copyright registrations and other evidence of rights that may be available for the Application Services, Application Service Provided Content (except for any Customer Content that is incorporated therein), the eXalt Matter, Software and the eXalt Brand Features, and any portion(s) thereof except for any Customer Content. To the extent Customer or its employees may acquire any right or interest in any of the foregoing, except for any Customer Content, by operation of law, then as additional consideration for favorable provisions of this Agreement, Customer hereby irrevocably assigns and transfers to eXalt all right, title and interest worldwide in and to the foregoing, except for any Customer Content, whether or not patentable or copyrighted, made or conceived or reduced to practice, and to all modifications and derivative works thereof, and to all Intellectual Property Rights related thereto. Customer shall maintain and enforce agreements and policies with its employees sufficient to give effect to the provisions of this Section 3.5. Within thirty (30) calendar days of the Effective Date, the parties agree to enter into a mutually agreeable standard software source code escrow agreement with a third party escrow agent, mutually agreed to and appointed by the parties, to preserve Customer’s right to receive source code in the event of the following release conditions: (a) entry of an order for relief under Title 11 of the United States Bankruptcy Code; (b) the making by eXalt of a general assignment for the benefit of its creditors; (c) the appointment of a general receiver or trustee in bankruptcy of eXalt’s business or property; or (d)action by eXalt under any state or federal insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation. Customer agrees to cover the reasonable costs of establishing and maintaining the escrow arrangement, including the charges imposed by the escrow service and any directly related reasonable attorney’s fees. In the event of such source code release, eXalt acknowledges and agrees that Customer may seek to retain a third party provider solely for the purposes of supporting Customer’s use of the Software in accordance with the terms of this Agreement, including but not limited to the use restrictions stated in Article III.

3.6	Ownership by Customer. eXalt acknowledges and agrees that: (i) as between eXalt and Customer, Customer owns all the right, title and interest in the Customer Content and the Customer Brand Features, all derivatives, enhancements and improvements thereof (except the Application Service Provided Content), and all Intellectual Property Rights therein; (ii) nothing in this Agreement shall confer in eXalt any right of ownership in the Customer Content or the Customer Brand Features, other than the limited licenses set forth in Section 3.3 above; and (iii) eXalt shall not now or in the future contest the validity of the Customer Brand Features. Customer grants no licenses except for those expressly set forth in this Agreement and shall retain all rights not expressly granted hereunder. To the extent eXalt or its employees may acquire any right or interest in any of the foregoing by operation of law, then as additional consideration for favorable provisions of this Agreement, eXalt hereby irrevocably assigns and transfers to Customer all right, title and interest worldwide in and to such Customer Content, whether or not patentable or copyrighted, made or conceived or reduced to practice, and to all modifications and derivative works thereof (except the Application Service Provided Content), and to all Intellectual Property Rights related thereto. eXalt shall maintain and enforce agreements and policies with its employees sufficient to give effect to the provisions of this Section 3.6.

ARTICLE IV – PAYMENT

4.1	In consideration of the Services and licenses granted under this Agreement, Customer agrees to pay the annual fees set forth in the attached Schedule B, in accordance with the terms specified in Schedule B. Absent additional terms, all payments are due net thirty (30) days from the date of invoice. eXalt may, in its sole reasonable discretion, require alternative payment terms (for example advance payment) if eXalt determines Customer’s financial condition or previous payment record warrants such change. Any invoiced amount for which eXalt does not receive payment within thirty (30) days of the invoice date shall be subject to a late charge, commencing thirty (30) days after the invoice date, at the lesser of one and a half percent (1.5%) per month or the maximum rate allowable by law, and eXalt may suspend Customer’s access to the Application Services and the Software until such payment it made. All payments shall be in U.S. Dollars.

4.2	Fees provided for herein are exclusive of all applicable taxes. Customer agrees to pay all taxes associated with the use of the Application Services provided under this Agreement, including but not limited to sales, use, excise, added value and similar taxes and all customs, duties or governmental impositions, excluding taxes solely on eXalt’s net income and employment-related taxes incurred by personnel employed by eXalt. If Customer claims a tax exemption, Customer must provide eXalt with valid tax exemption certificates.

ARTICLE V – CUSTOMER OBLIGATIONS

5.1	Customer understands that, as between Customer and eXalt, Customer is responsible for the accuracy of the Customer Content. Customer may not post, upload, or otherwise transfer by any means, including but not limited to web page content, linked web pages, e-mail or FTP, any document, image, communication, or other transmission into the Application Services which (i) Customer knows infringes the Intellectual Property Rights of any third party, (ii) is obscene or constitutes child pornography under applicable laws, (iii) is defamatory, or (iv) Customer knows contains any computer code intentionally designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetic disruptions or distortions, the operation of the Application Services or any associated data, software, firmware, hardware, computer or network (sometimes referred to as “viruses” or “worms”). Without limiting any other available remedies, eXalt reserves the right to edit or delete any such document, image, communication, or other transmission.

5.2	Customer understands that all information, data, text, other materials of third parties accessible through the use of the Application Services (“Third-Party Content”), are the sole responsibility of the person(s) from which such Third-Party Content originated. As eXalt does not control the Third-Party Content accessible via the Application Services, it does not guarantee the accuracy, integrity or quality of such Third-Party Content. Under no circumstances will eXalt be liable in any way for any Third-Party Content, including, but not limited to, for any errors or omissions in any Third-Party Content or for any loss or damage of any kind incurred as a result of the use of any Third-Party Content.

5.3	Customer may not use or export the Application Services and/or any information, document, image, communication or other transmission generated or received in connection with the Application Services in violation of the laws of any jurisdiction, including but not limited to the privacy and export regulations and restrictions of the United States and the Children’s Online Privacy Protection Act of 1998 (“COPPA”). Customer shall notify eXalt if it intends to collect information from children under the age of 13 prior to collection of such information to ensure that the parties are in compliance with the provisions of COPPA.

5.4	Customer (for itself and on behalf of its agents) agrees not to use the Application Services made available to Customer in any manner that (i) may cause or causes the whole or any part of the Application Services to be interrupted, damaged, rendered less efficient or is in any way impaired, or (ii) may cause or causes loss or damage to any person. Customer agrees to defend, indemnify and hold harmless eXalt, its officers, directors, stockholders and agents from and against any losses or damages suffered by eXalt arising out of or relating to a breach of this Article V, including any legal, administrative or technical costs.

5.5	Customer shall appoint a project manager in accordance with Section 2.2, and is responsible for and must provide all telephone and other equipment, software and services necessary to transmit the Customer Content and access the Internet and Application Services.

5.6	Customer and eXalt shall use commercially reasonable efforts to prepare a standard form of subscription agreement for Authorized Syndications within thirty (30) days after the Effective Date. The subscription agreement shall include the terms set forth on Exhibit 1 of Schedule H.

ARTICLE VI – CONFIDENTIALITY

The parties agree that any Confidential Information provided under this Agreement shall be held and maintained in strict confidence. Each party shall protect the other’s Confidential Information from unauthorized dissemination and use the greater of industry standard precautions or the degree of care that such party uses to protect its own like information. Neither party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other’s Confidential Information without the prior written consent of the other party. However, any of the Confidential Information may be disclosed to directors, officers, consultants, agents or employees (collectively, “Representatives”) of the recipient, but only if such Representatives need to know the Confidential Information for the performance of their duties in connection with the transactions contemplated under this Agreement, it being understood (i) that such Representatives shall be informed by the recipient of the confidential nature of the Confidential Information and the requirement that it not be used other than for the purpose described above, and (ii) that, in any event, the recipient shall be responsible for any breach of this Agreement by any of its Representatives. “Confidential Information” shall mean: (i) the Software; (ii) any materials or information marked as confidential (or described as confidential at the time of oral disclosure and summarized in writing and sent to the receiving party within thirty (30) days of disclosure, with the appropriate markings) at the time of disclosure, or any other materials that based on the events surrounding such disclosure are reasonably deemed to be confidential; and (iii) the terms of this Agreement. “Confidential Information” does not include information that (i) is already known to the receiving party at the time it is disclosed and has not been obtained wrongfully, (ii) becomes publicly known without fault of the receiving party, (iii) is approved for release in writing by the disclosing party, (iv) is independently created through no breach of this Agreement, (v) is disclosed without restriction by the disclosing party to a third party, or (vi) is disclosed pursuant to legal obligations beyond the control of the disclosing party provided that the disclosing party uses its best efforts to notify the non-disclosing party in advance of such required disclosure. Within fifteen (15) days after the recipient’s receipt of the disclosing party’s written request for the return of any portion or all Confidential Information, all the disclosing party’s Confidential Information and all copies thereof in the recipient’s possession or control must be returned to the disclosing party or destroyed by the recipient at the disclosing party’s instruction. Upon request, the recipient shall certify in writing that it has done so.

ARTICLE VII – REPRESENTATIONS AND WARRANTIES

7.1	By Each Party. eXalt and Customer each represent and warrant to the other that: (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; (iv) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement; and (v) it will comply with all applicable federal, state and local laws in the performance of its obligations hereunder.

7.2	By eXalt. eXalt represents and warrants to Customer that (i) it has the right to grant the licenses granted by eXalt to Customer hereunder; (ii) the Software, eXalt Matter and the eXalt Brand Features will not, to eXalt’s knowledge, infringe the Intellectual Property Rights of any third party; and (iii) to eXalt’s knowledge, the Software and the eXalt Matter shall be free of any virus, defect, disabling device, “time bomb,” “Trojan horses,” “worms,” or remote control mechanism whatsoever. eXalt further represents and warrants that eXalt will use best practices to protect from such intrusions by utilizing commercially standard firewall and/or commercially standard technology for protecting the confidentiality of the Customer Content and/or other confidential information of Customer (provided, however, that no representation or warranty is made or may be implied as to the effectiveness of any such commercially standard firewall or other similar security technology). Except as specifically set forth in this Section, eXalt makes no representation or warranty as to the operation of the Application Services or the accuracy or completeness of any eXalt Matter that is displayed or is otherwise made available on or through the Application Services.

7.3	By Customer. Customer represents and warrants to eXalt that it has the right to grant the licenses granted by Customer to eXalt hereunder and that Customer Content and the Customer Brand Features will not, to Customer’s knowledge, infringe the Intellectual Property Rights of any third party.

ARTICLE VIII – LIMITATION OF LIABILITY; DISCLAIMER

8.1

Limitation of Liability. EXCEPT FOR OBLIGATIONS ARISING UNDER ARTICLE X OR FOR ANY BREACHES OF ARTICLES III OR VI ABOVE, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR FOR INTERRUPTED COMMUNICATIONS, RE-RUN TIME, INACCURATE INPUT, WORK DELAYS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH

THIS AGREEMENT, THE APPLICATION SERVICES OR THE USE OF THE APPLICATION SERVICES BY CUSTOMER, EVEN IF EXALT HAS BEEN ADVISED OR (OR KNOWS OR SHOULD KNOW OF) THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, IN NO EVENT SHALL EXALT’S LIABILITY UNDER THIS AGREEMENT, INCLUDING FOR DIRECT DAMAGES, EXCEED THE AMOUNT EXALT HAS BEEN PAID BY CUSTOMER UNDER THIS AGREEMENT. THE LIMITATION ON EXALT’S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS TO CUSTOMER FOR CLAIMS OR DAMAGES UNDER THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THE LIMIT. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION UNDER OR RELATING TO THIS AGREEMENT (CONTRACT, TORT OR OTHERWISE).

8.2	No Additional Warranties. EXCEPT AS SET FORTH IN ARTICLE VII OF THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND THE SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

ARTICLE IX – INDEMNIFICATION

9.1	eXalt will defend, indemnify and hold Customer harmless from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed, arising out of or related to a claim that Application Services furnished and used within the scope of this Agreement infringe any issued United States patents, or any copyrights, trademarks, or trade secrets provided that: (a) Customer notifies eXalt in writing within thirty (30) days of Customer first becoming aware of a claim; (b) eXalt has sole control of the defense and all related settlement negotiations; and (c) Customer provides eXalt, at eXalt’s cost, with assistance and information necessary to perform eXalt’s obligations under this paragraph. Actual out-of-pocket expenses incurred by Customer in providing such assistance will be reimbursed by eXalt. If eXalt fails to assume the defense of the claim within sixty (60) days after Customer’s notification under clause (i) above, and Customer defends the claim, eXalt shall reimburse Customer for the costs of such defense within sixty (60) days after demand therefor. eXalt shall have no liability with respect to any intellectual property infringement claim if such infringement is attributable to: (x) Customer Content incorporated into the Application Services if such infringement would have been avoided by the use of the Application Services without such Customer Content; (y) modification of the Application Services by any party other than eXalt or its authorized subcontractors or any other party expressly authorized by eXalt; or (z) the combination, operation or use of any Application Services furnished under this Agreement with Customer Content, specifications, software, hardware or other materials not furnished, designated, authorized, or certified in writing by eXalt if such infringement would have been avoided by the use of the Application Services without such Customer Content, specifications, design, modification, software, hardware or other materials.

9.2	Should the Application Services, or any part thereof, become or, in eXalt’s opinion, be likely to become the subject of any infringement claim, then in addition to its indemnity obligations herein, eXalt shall also, without additional cost to Customer, either (i) modify the Application Services to be non-infringing, without material loss of functionality or increased costs of use, operation or maintenance; or (ii) obtain for Customer a license to continue using the Application Services; or (iii) replace the infringing item with a non-infringing substitute without material loss of functionality or increased costs of use, operation or maintenance; or (iv) in the event that the options described in clauses (i) through (iii) are not available on commercially reasonable terms, terminate this Agreement and refund to Customer fifty percent (50%) of the ASP Fee received by eXalt from Customer during the preceding twelve-month period.

9.3	THIS ARTICLE IX STATES EXALT’S AND ITS SUPPLIERS’ ENTIRE LIABILITY AND CUSTOMER’S EXCLUSIVE REMEDY FOR INFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

9.4	Except where eXalt is obligated to indemnify Customer under Section 9.1, Customer shall indemnify, defend and hold harmless eXalt, from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed, arising out of or related to a claim that Customer Content or Customer Brand Features infringe any issued United States patents, copyrights, trademarks, or trade secrets, provided that: (a) eXalt notifies Customer in writing within thirty (30) days of eXalt first becoming aware of a claim; (b) Customer has sole control of the defense and all related settlement negotiations; and (c) eXalt provides Customer, at Customer’s cost, with assistance and information necessary to perform Customer’s obligations under this paragraph. Actual out-of-pocket expenses incurred by eXalt in providing such assistance will be reimbursed by Customer. If Customer fails to assume the defense of the claim within sixty (60) days after eXalt’s notification under clause (i) above, and eXalt defends the claim, Customer shall reimburse eXalt for the costs of such defense within sixty (60) days after demand therefor. THIS SECTION 9.4 STATES CUSTOMER’S ENTIRE LIABILITY AND EXALT’S EXCLUSIVE REMEDY FOR INFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

ARTICLE X – TERM AND TERMINATION

10.1	This Agreement becomes effective on the date of execution and shall remain in effect for the Period of Time specified on Schedule G following such date, unless terminated earlier pursuant to this Article X (the “Term”). Either party may terminate this Agreement upon written notice to the other party during the thirty (30) day period prior to an anniversary of the Effective Date. Upon the expiration of the Term, this Agreement shall automatically renew for consecutive one (1) year terms unless notice is give by either party no later than thirty (30) days prior to the end of the then current term of one party’s intent not to renew.

10.2	Except as otherwise provided in this Article X, should Customer commit any material breach of this Agreement and fail to remedy the same to eXalt’s reasonable satisfaction within thirty (30) days after written notice thereof, eXalt may terminate this Agreement by giving written notice to that effect. Such action by eXalt will not preclude other remedies to which eXalt may be entitled.

10.3	Except as otherwise provided in this Article X, should eXalt commit any material breach of this Agreement and fail to remedy the same to Customer’s reasonable satisfaction within thirty (30) days after written notice thereof, Customer may terminate this Agreement by giving written notice to that effect. Such action by Customer will not preclude other remedies to which Customer may be entitled.

10.4	Either party may terminate this Agreement immediately in the event of the other party’s breach of Article VI.

10.5	eXalt may terminate this Agreement upon a thirty (30) days notice pursuant to Section 9.2 above.

10.6	Either party may terminate this Agreement upon thirty (30) days notice to the other party in the event of a sale of all or substantially all of the assets of such other party to a direct competitor of the terminating party, or the merger, consolidation or sale of a majority of the outstanding voting securities of such other party to a direct competitor of the terminating party.

10.7	Either party may terminate this Agreement immediately if the other party liquidates, dissolves, shall be adjudicated insolvent, files or has filed against it a petition in bankruptcy or for reorganization, takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy.

10.8	Any termination of this Agreement by Customer shall be subject to the terms and conditions set forth on Schedule G. Termination shall not relieve either party of any obligations incurred prior to the termination. Upon termination, Customer agrees to cease all use of the Application Services and the eXalt Brand Features, and upon request of eXalt, to promptly destroy or return to eXalt all copies (electronic or written) of the eXalt Matter, the Application Services, and any other confidential or proprietary information of eXalt in Customer’s possession or control. Upon termination, eXalt agrees to cease all use of Customer Content and Customer Brand Features.

10.9	eXalt shall have the right, without any liability or obligation to Customer or Authorized Syndications users, to prohibit Authorized Syndications users from accessing the Application Services or Application Service Provided Content upon termination of this Agreement.

10.10	Sections 3.5 and 3.6 and Articles I, IV, VI, VIII, IX, X and XI shall survive any termination or expiration of this Agreement.

ARTICLE XI – GENERAL

11.1	Notices. All notices, requests and other communications required or permitted hereunder must be in writing and sent to the addressee at the address set forth above (or such other address as the parties may specify from time to time in accordance with this Section 11.1) and must be delivered by personal delivery, by facsimile, by nationally recognized overnight courier, or by certified or registered U.S. Mail, return receipt requested, and will be deemed effective upon: personal delivery, acknowledgement of receipt of facsimile transmission, one day after deposit with a nationally recognized overnight courier, or five (5) days after deposit in the U.S. Mail.

11.2	Jurisdiction And Disputes

(a) The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and performed entirely within such state, without reference to any choice of law principles.

(b) All disputes hereunder brought by Customer shall be resolved in the applicable state or federal courts of Commonwealth of Massachusetts. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

11.3	Agreement Binding On Successors; Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, and permitted successors and assigns. Neither party may assign or delegate its obligations under this Agreement either in whole or in part, expressly or by operation of law, without the prior written consent of the other; provided however, that, subject to the limitations of Section 10.6, either party may assign this Agreement pursuant to any merger, consolidation or sale of a majority of the outstanding voting securities of the assigning party or upon the sale of all or substantially all of the assists of the assigning party without the other party’s consent, upon notice to the other party.

11.4	Waiver. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

11.5	Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

11.6	Delay/ Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement, or for damages or losses due to causes beyond its reasonable control, including acts of God, acts of civil or military authority, fires, floods, earthquakes, environmental conditions, riots, wars, acts of terror, sabotage, failure of utilities, failure of electronic or mechanical equipment or communications lines caused by outside forces, telephone or other interconnect problems, telecommunications failure caused by outside forces or governmental actions; provided, however, that such affected party give prompt notice to the other party and take reasonable efforts to mitigate the effects of such causes. The party whose performance is affected will use reasonable efforts to minimize and eliminate the causes of the non-performance.

11.7	Integration. This Agreement, including the Schedules and Exhibits attached hereto, and the NDA constitute the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith. The section headings used in this Agreement are intended for reference and convenience only, and shall not enter into the interpretation of the terms and conditions of this Agreement.

11.8	Publicity; Freedom of Action.

(a) The parties shall cooperate with each other so that each party may issue a press release other than as a customer reference concerning this Agreement, provided that each party must approve such press release in its reasonable discretion prior to its release. eXalt shall have the right to use Customer’s name as a customer reference throughout the Term and to demonstrate the Customer Content to any third party in accordance with the terms of the license in Article III; provided, however, that if Customer engages eXalt to provide custom development work, then eXalt may not demonstrate such custom development work to any third party without Customer’s prior written consent.

(b) Each party agrees and acknowledges that the relationship between the parties under this Agreement is nonexclusive. Nothing herein will prohibit either party from pursuing similar development services agreement with any company or individual. The parties further agree and acknowledge that eXalt will have the right to provide similar services for or software to third parties and work with other third parties in connection with any development services; provided that nothing herein shall constitute an implied license to any right, title and interest in the Customer Content.

11.9	Relationship of Parties. The parties are independent contractors, and no partnership, joint venture, employee-employer, or agency relationship between the parties is intended or created by this Agreement or any of the terms and conditions contained herein. Neither party will have the power to bind any other party or incur obligations on another’s behalf without the other’s prior written consent.

11.10	Further Assurances. Both parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.